Press Release CRH Appoints Nancy Buese as Chief Financial Officer

NEW YORK – April 17, 2025 – CRH (NYSE: CRH), the leading provider of building materials solutions, announced today the appointment of Nancy Buese as Chief Financial Officer (CFO), effective May 12, 2025. She will be New York based.

Nancy brings a wealth of experience and expertise in the financial leadership of publicly listed companies having previously served as Executive Vice President and CFO at Baker Hughes Company and Newmont Corporation. She has also served as Executive Vice President and CFO at MarkWest Energy Partners and MPLX and was a partner at Ernst & Young.

Nancy will oversee CRH’s global finance function and play a critical role in advancing the company’s strategy, operational discipline, and long-term value creation.

"We are pleased to welcome Nancy to CRH," said Jim Mintern, Chief Executive Officer. "Her exceptional track record of financial leadership and operational insight make her the ideal person for this role and her experience will be invaluable as we undertake the next phase of our growth journey. I also want to take the opportunity to thank Alan Connolly, Interim CFO, for his valuable contribution while in the role. Alan will return to his previous role as Director of Strategic Finance in May.”

“I am excited to join CRH at such an important time in its history,” said Nancy Buese. “CRH’s industry leadership, entrepreneurial mindset, and purpose-driven culture make it a company with enormous opportunity, and I look forward to working with Jim and the leadership team to build on that strong foundation.”

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About CRH
CRH plc (NYSE: CRH) is the leading provider of building materials solutions that build, connect and improve our world. Employing approximately 80,000 people at over 3,800 operating locations in 28 countries, CRH has market leadership positions in North America and Europe. As the essential partner for transportation and critical infrastructure projects, complex non-residential construction and outdoor living solutions, CRH’s unique offering of materials, products and value-added services helps to deliver a more resilient and sustainable built environment. The company is ranked among sector leaders by Environmental, Social and Governance (ESG) rating agencies. A Fortune 500 company, CRH’s shares are listed on the NYSE and LSE.

Forward Looking Statements
Some statements in this news release may constitute forward-looking statements, including with respect to advancement of strategy, operational discipline and long-term value creation and CRH’s future growth prospects. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A of CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC and in CRH's other filings with the SEC.